CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 333-62446 on Form N-6 of our report dated March 30, 2007, relating to the financial statements of Pacific Life & Annuity Company appearing in the Statement of Additional Information of Pacific Select Estate Preserver — NY Pacific Select Exec Separate Account, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information of Pacific Select Estate Preserver — NY Pacific Select Exec Separate Account.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 24, 2007